EXHIBIT 10.6
CHANGE IN CONTROL AND TERMINATION AGREEMENT
     NiSource Inc., a Delaware corporation (“Employer”) and __________ (“Executive”) hereby enter into a Change in Control and Termination Agreement as of __ __________, __________ (“Agreement”), which Agreement is hereinafter set forth.
WITNESSETH:
     WHEREAS, Executive is currently employed by Employer as its __________;
     WHEREAS, Employer desires to provide security to Executive in connection with Executive’s employment with Employer in the event of a Change in Control affecting Employer; and
     WHEREAS, Executive and Employer desire to enter into this Agreement pertaining to the terms of the security Employer is providing to Executive with respect to his employment in the event of a Change in Control;
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
     1. Term. The term of this Agreement shall be the period beginning on the date hereof and terminating on the date 36 months after such date (the “Term”), provided that for each day from and after the date hereof the Term will automatically be extended for an additional day, unless either Employer or Executive has given written notice to the other party of its or his election to cease such automatic extension, in which case the Term shall be the 36-month period beginning on the date such notice is received by such other party.
     2. Definitions. For purposes of this Agreement:

     (a) “Affiliate” or “Associate” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934.
     (b) “Base Salary” shall mean Executive’s monthly base salary at the rate in effect on the date of a reduction for purposes of paragraph (g) of this Section, or on the date of a termination of employment under circumstances described in subsections 3(a) or (b) below, whichever is higher; provided, however, that such rate shall in no event be less than the highest rate in effect for Executive at any time during the Term.
     (c) “Beneficiary” shall mean the person or entity designated by Executive, by written instrument delivered to Employer, to receive the benefits payable under this Agreement in the event of his death. If Executive fails to designate a Beneficiary, or if no Beneficiary survives Executive, such death benefits shall be paid:
(i)	to his surviving spouse; or

(ii)	if there is no surviving spouse, to his living descendants per stirpes; or

(iii)	if there is neither a surviving spouse nor descendants, to his duly appointed and qualified executor or personal representative.
     (d) “Bonus” shall mean Executive’s target annual incentive bonus compensation for the calendar year in which the date of a termination of employment under circumstances described in subsection 3(a) below occurs, under the incentive bonus compensation plan then maintained by Employer; provided, however, that such target annual incentive bonus compensation shall in no event be less than the highest target annual incentive bonus compensation of Executive under any such incentive bonus compensation plan for any calendar year commencing during the Term.

     (e) A “Change in Control” shall be deemed to take place on the occurrence of any of the following events:
     (1) The acquisition by an entity, person or group (including all Affiliates or Associates of such entity, person or group) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of capital stock of Employer entitled to exercise more than 30% of the outstanding voting power of all capital stock of Employer entitled to vote in elections of directors (“Voting Power”);
     (2) The effective time of (i) a merger or consolidation of Employer with one or more other corporations as a result of which the holders of the outstanding Voting Power of Employer immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any Affiliate or Associate thereof) hold less than 50% of the Voting Power of the surviving or resulting corporation, or (ii) a transfer of 30% of the Voting Power, or a Substantial Portion of the Property, of Employer other than to an entity of which Employer owns at least 50% of the Voting Power; or
     (3) The election to the Board of Directors of Employer of candidates who were not recommended for election by the Board of Directors of Employer in office immediately prior to the election, if such candidates constitute a majority of those elected in that particular election.
Notwithstanding the foregoing, a Change in Control shall not be deemed to take place by virtue of any transaction in which Executive is a participant in a group effecting an acquisition of

Employer and, after such acquisition, Executive holds an equity interest in the entity that has acquired Employer.
     (f) “Good Cause” shall be deemed to exist if, and only if:
     (1) Executive engages in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to Employer or any Affiliate; or
     (2) Executive is convicted of a criminal violation involving fraud or dishonesty.
     (g) “Good Reason” shall be deemed to exist if, and only if:
     (1) there is a significant change in the nature or the scope of Executive’s authorities or duties;
     (2) there is a significant reduction in Executive’s monthly rate of Base Salary, his opportunity to earn a bonus under an incentive bonus compensation plan maintained by Employer or his benefits; or
     (3) Employer changes by 100 miles or more the principal location in which Executive is required to perform services.
     (h) “Pension Plan” shall mean any Retirement Plan that is a defined benefit plan as defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
     (i) “Retirement Plan” shall mean any qualified or supplemental employee pension benefit plan, as defined in Section 3(2) of ERISA, currently or hereinafter made available by Employer in which Executive is eligible to participate.

     (j) “Severance Period” shall mean the period beginning on the date Executive’s employment with Employer terminates under circumstances described in subsection 3(a) and ending on the date 36 months thereafter.
     (k) “Substantial Portion of the Property of Employer” shall mean 50% of the aggregate book value of the assets of Employer and its Affiliates and Associates as set forth on the most recent balance sheet of Employer, prepared on a consolidated basis, by its regularly employed, independent, certified public accountants.
     (l) “Welfare Plan” shall mean any health and dental plan, disability plan, survivor income plan or life insurance plan, as defined in Section 3(1) of ERISA, currently or hereafter made available by Employer in which Executive is eligible to participate.
     3. Benefits Upon Termination of Employment. (a) The following provisions will apply if a Change in Control occurs during the Term, and (i) at any time during the 24 months after the Change in Control occurs (whether during or after the expiration of the Term), the employment of Executive with Employer is terminated by Employer for any reason other than Good Cause, or Executive terminates his employment with Employer for Good Reason, or (ii) at any time during the thirteenth month after the Change in Control occurs (whether during or after the expiration of the Term), Executive terminates his employment with Employer for any reason:
     (1) Employer shall pay Executive an amount equal to 36 times the sum of (a) Executive’s Base Salary plus (b) one-twelfth of his Bonus. Such amount shall be paid to Executive in a lump sum within 180 days after his date of termination of employment; provided, however, Executive, by written notice to Employer, may elect to receive such payment on any date that is no earlier than the later to occur of (i) the date 10 days after the date of termination, and (ii) the date 10 days after receipt of such notice.
     (2) Employer shall pay Executive an amount equal to the pro rata portion of Executive’s target annual incentive bonus compensation for the calendar year in which the date of termination of employment occurs, under the incentive bonus compensation plan then maintained by Employer, that is applicable to the period commencing on the first day of such calendar year and ending on the date of termination. Such amount shall be paid to Executive in a lump sum within 180 days after his date of termination of employment; provided, however, Executive, by written notice to Employer, may elect to receive such payment on any date that is no earlier than the later to occur of (i) the date 10 days after the date of termination, and (ii) the date 10 days after receipt of such notice.
     (3) Executive shall receive any and all benefits accrued under any Retirement Plan, Welfare Plan or other plan or program in which he participates at the date of termination of employment, to the date of termination of employment, the amount, form and time of payment of such benefits to be determined by the terms of such Retirement Plan, Welfare Plan and other plan or program, and Executive’s employment shall be deemed to have terminated by reason of retirement, and without regard to vesting limitations in all such Plans and other plans or programs not subject to the qualification requirements of Section 401 (a) of the Internal Revenue Code of 1986 as amended (“Code”), under circumstances that have the most favorable result for Executive thereunder for all purposes of such Plans and other plans or programs. Payment shall be made at the earliest date permitted under any such Plan or other plan or program that is not funded with a trust agreement.

     (4) (A) Employer shall pay to Executive a monthly Supplemental Pension Benefit in an amount equal to the amount determined pursuant to clause (i) below less the amount determined pursuant to clause (ii) below:
     (i) the aggregate monthly amount of the pension benefit (“Pension”) that would have been payable to Executive under all Pension Plans if that Pension were computed (A) by treating the Severance Period as service for all purposes of the Pension Plans and (B) by considering his compensation during the Severance Period to be his Base Salary and one-twelfth of his Bonus for all purposes of the Pension Plans;
     (ii) the aggregate monthly amount of any Pension actually paid to Executive under all Pension Plans.
     (B) The Supplemental Pension Benefit payable to Executive hereunder shall be paid (i) commencing at the later to occur of the last day of the Severance Period or the date payment of his Pension commences under the Pension Plans; and (ii) in the same form as is applicable to the Pension payable to Executive under the Pension Plans.
     (C) If Executive dies prior to commencement of payment to him of his Pension under the Pension Plans, under circumstances in which a death benefit under the Pension Plans is payable to his surviving spouse or other beneficiary, then Employer shall pay a monthly Supplemental Death Benefit to Executive’s surviving spouse or other beneficiary entitled to receive the death benefit payable with respect to Executive under the Pension Plans in an amount equal to the amount determined pursuant to clause (i) below less the amount determined pursuant to clause (ii) below:

     (i) the aggregate monthly amount of the death benefit that would have been payable to the surviving spouse or other beneficiary of Executive under the Pension Plans if that death benefit were computed (A) by treating the Severance Period as service for all purposes of the Pension Plans and (B) by considering his compensation during the Severance Period to be his Base Salary and one-twelfth of his Bonus for all purposes of the Pension Plans;
     (ii) the aggregate monthly amount of any death benefit actually paid to the surviving spouse or other beneficiary of Executive under the Pension Plans.
     (D) The Supplemental Death Benefit payable with respect to Executive hereunder shall be payable at the same time, in the same form, and to the same persons as is applicable to the death benefit payable with respect to Executive under the Pension Plans.
     (E) Notwithstanding the foregoing provisions, the total of the actual years of service of Executive for purposes of each of the Pension Plans and the years of service for which credit is given pursuant to subparagraphs (3)(A) and (C) shall not exceed the maximum number of years of service, if any, that can be considered pursuant to the terms of such Pension Plan.
     (F) Any actuarial adjustments made under the Pension Plans with respect to the form or time of payment of a Pension or death benefit to Executive or his surviving spouse or other beneficiary under the Pension Plans shall also be applicable to the Supplemental Pension Benefit or Supplemental Death Benefit payable hereunder and shall be based upon the same actuarial assumptions as those specified in the Pension Plans.

     (5) If upon the date of termination of Executive’s employment Executive holds any options with respect to stock of Employer, all such options will immediately become exercisable upon such date and will be exercisable for 200 days thereafter. Any restrictions on stock of Employer owned by Executive on the date of termination of his employment will lapse on such date.
     (6) During the Severance Period Executive and his spouse and other dependents will continue to be covered by all Welfare Plans maintained by Employer in which he and his spouse and other dependents were participating immediately prior to the date of his termination as if he continued to be an employee of Employer and Employer will continue to pay the costs of coverage of Executive and his spouse and other dependents under such Welfare Plans on the same basis as is applicable to active employees covered thereunder; provided that, if participation in any one or more of such Welfare Plans is not possible under the terms thereof, Employer will provide substantially identical benefits. Coverage under any such Welfare Plan will cease if and when Executive obtains employment with another employer during the Severance Period, and becomes eligible for coverage under any substantially similar Welfare Plan provided by his new employer.
     (7) During the Severance Period, Executive shall not be entitled to reimbursement for fringe benefits, including without limitation, dues and expenses related to club memberships, automobile expenses, expenses for professional services and other similar perquisites.
     (b) If the employment of Executive with Employer is terminated by Employer or Executive other than under circumstances set forth in subsection 3(a), Executive’s Base Salary shall be paid through the date of his termination, and Employer shall have no further obligation to Executive or any other person under this Agreement. Such termination shall have no effect upon Employee’s other rights, including but not limited to, rights under the Retirement Plans and the Welfare Plans.
     (c) Notwithstanding anything herein to the contrary, (1) in the event Employer shall terminate the employment of Executive for Good Cause hereunder, Employer shall give Executive at least thirty (30) days prior written notice specifying in detail the reason or reasons for Executive’s termination, and (2) in the event Executive terminates his employment for Good Reason hereunder, Executive shall give Employer at least thirty (30) days prior written notice specifying in detail the reason or reasons for Executive’s termination.
     (d) This Agreement shall have no effect, and Employer shall have no obligations hereunder, if Executive’s employment terminates for any reason at any time other than during the 24 months following a Change in Control.
     4. Excise Tax. (a) In the event that a Change in Control shall occur, and a final determination is made by legislation, regulation, ruling directed to Executive or Employer, by court decision, or by independent tax counsel described in subsection (b) next below, that the aggregate amount of any payment made to Executive (1) hereunder, and (2) pursuant to any plan, program or policy of Employer in connection with, on account of, or as a result of, such Change in Control (“Total Payments”) will be subject to the excise tax provisions of Section 4999 of the Code, or any successor section thereof, Executive shall be entitled to receive from Employer, in addition to any other amounts payable hereunder, a lump sum payment (the “Gross-Up Payment”), sufficient to cover the full cost of such excise taxes and Executive’s federal, state and local income and employment taxes on this additional payment so that the net amount retained by Executive, after the payment of all such excise taxes on the Total Payments, and all federal, state and local income and employment taxes and excise taxes on the Gross-Up Payment, shall be equal to the Total Payments. The Total Payments, however, shall be subject to any federal, state and local income and employment taxes thereon. For this purpose, Executive shall be deemed to be in the highest marginal rate of federal, state and local taxes. The Gross-Up Payment shall be made at the same time as the payments described in subsections 3(a)(1) and (2) above.
     (b) Employer and Executive shall mutually and reasonably determine the amount of the Gross-Up Payment to be made to Executive pursuant to the preceding subsection. Prior to the making of any such Gross-Up Payment, either party may request a determination as to the amount of such Gross-Up Payment. If such a determination is requested, it shall be made promptly, at Employer’s expense, by independent tax counsel selected by Executive and approved by Employer (which approval shall not unreasonably be withheld), and such determination shall be conclusive and binding on the parties. Employer shall provide such information as such counsel may reasonably request, and such counsel may engage accountants or other experts at Employer’s expense to the extent that they deem necessary or advisable to enable them to reach a determination. The term “independent tax counsel,” as used herein, shall mean a law firm of recognized expertise in federal income tax matters that has not previously advised or represented either party. It is hereby agreed that neither Employer nor Executive shall engage any such firm as counsel for any purpose, other than to make the determination provided for herein, for three years following such firm’s announcement of its determination.
     (c) In the event the Internal Revenue Service subsequently adjusts the excise tax computation made pursuant to subsections 4(a) and (b) above, Employer shall pay to Executive,

or Executive shall pay to Employer, as the case may be, the full amount necessary to make either Executive or Employer whole had the excise tax initially been computed as subsequently adjusted, including the amount of any underpaid or overpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service.
     5. Setoff. No payments or benefits payable to or with respect to Executive pursuant to this Agreement shall be reduced by any amount Executive or his spouse or Beneficiary, or any other beneficiary under the Pension Plans, may earn or receive from employment with another employer or from any other source, except as expressly provided in subsection 3(a)(6).
     6. Death. If Executive’s employment with Employer terminates under circumstances described in subsections 3(a) or (b), then upon Executive’s subsequent death, all unpaid amounts payable to Executive under subsections 3(a)(1), (2) or (3) or 3(b), or Section 4, if any, shall be paid to his Beneficiary, all amounts payable under subsection 3(a)(4) shall be paid pursuant to the terms of said subsection to his spouse or other beneficiary under the Pension Plans, and if subsection 3(a) applies, his spouse and other dependents shall continue to be covered under all applicable Welfare Plans during the remainder of the Severance Period, if any, pursuant to subsection 3(a)(6).
     7. No Solicitation of Representatives and Employees. Executive agrees that he shall not, during the Term or the Severance Period, directly or indirectly, in his individual capacity or otherwise, induce, cause, persuade, or attempt to do any of the foregoing in order to cause, any representative, agent or employee of Employer or any of its Affiliates to terminate such person’s employment relationship with Employer or any of its Affiliates, or to violate the terms of any agreement between said representative, agent or employee and Employer or any of its Affiliates.

     8. Confidentiality. Executive acknowledges that preservation of a continuing business relationship between Employer or its Affiliates and their respective customers, representatives, and employees is of critical importance to the continued business success of Employer and its Affiliates and that it is the active policy of Employer and its Affiliates to guard as confidential certain information not available to the public and relating to the business affairs of Employer and its Affiliates. In view of the foregoing, Executive agrees that he shall not during the Term and at any time thereafter, without the prior written consent of Employer, disclose to any person or entity any such confidential information that was obtained by Executive in the course of his employment by Employer or any of its Affiliates. This section shall not be applicable if and to the extent Executive is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge or is otherwise required by law to disclose such information.
     9. Forfeiture. If Executive shall at any time violate any obligation of his under Sections 7 or 8 in a manner that results in material damage to the Employer or its business, he shall immediately forfeit his right to any benefits under this Agreement, and Employer shall thereafter have no further obligation hereunder to Executive or his spouse, Beneficiary or any other person.
     10. Executive Assignment. No interest of Executive, his spouse or any Beneficiary, or any other beneficiary under the Pension Plans, under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or his spouse, Beneficiary or other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.
     11. Benefits Unfunded. Except as otherwise provided in Section 13, all rights under this Agreement of Executive and his spouse, Beneficiary or other beneficiary under the Pension Plans, shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder. None of Executive, his spouse, Beneficiary or any other beneficiary under the Pension Plans shall have any interest in or rights against any specific assets of Employer, and Executive and his spouse, Beneficiary or other beneficiary shall have only the rights of a general unsecured creditor of Employer. Except as otherwise provided in Section 13, and notwithstanding the preceding provisions of this Section, the Nominating and Compensation Committee of the Board of Directors of Employer, in its discretion, shall have the right, at any time and from time to time, to cause amounts payable to Executive or his Beneficiary hereunder to be paid to the trustee of the NIPSCO Industries, Inc. Umbrella Trust For Management established effective January 1, 1991, as amended from time to time, or any similar trust at any time established by Employer (“Trust”).
     12. Waiver. No waiver by any party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.
     13. Litigation Expenses. Employer shall pay Executive’s reasonable attorneys’ fees and legal expenses in connection with any judicial proceeding to enforce this Agreement, or to construe or determine the validity of this Agreement or otherwise in connection therewith, whether or not Executive is successful in such litigation. Within 10 days following the occurrence of a Potential Change in Control (as defined in the Trust described in Section 11), the Nominating and Compensation Committee of the Board of Directors of Employer shall cause Employer to contribute the sum of $100,000 to the Trust to be applied in satisfaction of Employer’s obligations under this Section. The Nominating and Compensation Committee shall cause Employer to contribute additional amounts to the Trust, at such time or times as the Committee deems appropriate, to the extent the aggregate of (1) the aforementioned sum of $100,000, plus Trust earnings thereon, and (2) any additional Employer contributions to the Trust, plus Trust earnings thereon, is not sufficient to satisfy in full Employer’s obligations under this Section.
     14. Applicable Law. This Agreement shall be construed and interpreted pursuant to the laws of Indiana.
     15. Entire Agreement. This Agreement contains the entire Agreement between the Employer and Executive and supersedes any and all previous agreements; written or oral; between the parties relating to the subject matter hereof. No amendment or modification of the terms of this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by Employer and Executive.
     16. No Employment Contract. Nothing contained in this Agreement shall be construed to be an employment contract between Executive and Employer.
     17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.
     18. Severability. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby.

     19. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives and successors.
     20. Employment with an Affiliate. For purposes of this Agreement, (A) employment or termination of employment of Executive shall mean employment or termination of employment with Employer and all Affiliates, (B) Base Salary and Bonus shall include remuneration received by Executive from Employer and all Affiliates, and (C) the terms Pension Plan, Retirement Plan and Welfare Plan maintained or made available by Employer shall include any such plans of any Affiliate of Employer.
     21. Notice. Notices required under this Agreement shall be in writing and sent by registered mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other party by written notice:

If to Employer:	NIPSCO Industries, Inc.
5265 Hohman Avenue
Hammond, Indiana 46320

Attention: Gary L. Neale

If to Executive:

     IN WITNESS WHEREOF, Executive has hereunto set his hand, and Employer has caused these presents to be executed in its name on its behalf, all on the ___ day of __________, ___, effective _______ ___, __________.

NiSource Inc.

By:

Title:

, Executive

Schedule of Parties to Change of Control Agreements
As of December 31, 2005, the following NiSource officers have Change in Control and Termination Agreements with NiSource: Robert C. Skaggs, Jr., Michael W. O’Donnell and Jeffrey W. Grossman.
The contracts are substantially identical in all material respects except as to the parties, the execution dates, the amount of time following a change of control that the termination provisions of the agreement apply (from 7-24 months), the monthly base payout (24 to 36 months), and the extent to which the executive’s payout is grossed up for taxes.